Exhibit 99

General Electric Capital Corporation
Condensed Statement of Earnings

	Three months ended December 31				Twelve months ended December 31
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Revenues from services	$11,855	$12,065			$46,507	$48,776
Sales of goods	44	279			533	970
Total revenues	11,899	12,344	(4)%		47,040	49,746	(5)%

Costs and expenses
Costs of sales, operating and administrative expenses	5,843	6,165			22,432	23,753
Interest	3,708	4,101			14,924	17,491
Investment contracts, insurance losses and insurance
annuity benefits	35	45			144	210
Provision for losses on financing receivables	1,354	2,840			7,191	10,627
Total costs and expenses	10,940	13,151	(17)%		44,691	52,081	(14)%

Earnings (loss) from continuing operations before
income taxes	959	(807)	F		2,349	(2,335)	F
Benefit for income taxes	122	854			932	3,812
Earnings from continuing operations	1,081	47	F		3,281	1,477	F

Earnings (loss) from discontinued operations,
net of taxes	605	26			(974)	151

Net earnings	1,686	73	F		2,307	1,628	42%

Less net earnings (loss) attributable to
noncontrolling interests	25	(52)			16	15
Net earnings attributable to GECC	$1,661	$125	F		$2,291	$1,613	42%

Amounts attributable to GECC:
Earnings from continuing operations	$1,056	$99	F		$3,265	$1,462	F
Earnings (loss) from discontinued operations, net of taxes	605	26			(974)	151
Net earnings attributable to GECC	$1,661	$125	F		$2,291	$1,613	42%

(1)

General Electric Capital Corporation
Summary of Operating Segments

	Three months ended December 31				Twelve months ended December 31
(In millions, Unaudited)	2010	2009	V	%	2010	2009	V	%

Revenues
Commercial Lending and Leasing (CLL)(a)	$4,796	$5,051	(5)%		$18,447	$20,762	(11)%
Consumer(a)	4,517	4,338	4%		17,822	17,634	1%
Real Estate	856	1,039	(18)%		3,744	4,009	(7)%
Energy Financial Services	280	500	(44)%		1,957	2,117	(8)%
GE Capital Aviation Services (GECAS)(a)	1,308	1,203	9%		5,127	4,594	12%
Total segment revenues	11,757	12,131	(3)%		47,097	49,116	(4)%
GECC corporate items and eliminations	142	213			(57)	630
Total Revenues	$11,899	$12,344	(4)%		$47,040	$49,746	(5)%

Segment profit
CLL(a)	$567	$352	61%		$1,554	$963	61%
Consumer(a)	574	225	F		2,629	1,419	85%
Real Estate	(409)	(593)	31%		(1,741)	(1,541)	(13)%
Energy Financial Services	33	31	6%		367	212	73%
GECAS(a)	432	283	53%		1,195	1,016	18%
Total segment profit	1,197	298	F		4,004	2,069	94%
GECC corporate items and eliminations	(141)	(199)			(739)	(607)
Earnings from continuing operations
attributable to GECC	$1,056	$99	F		$3,265	$1,462	F
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	605	26	F		(974)	151	U
Net earnings attributable to GECC	$1,661	$125	F		$2,291	$1,613	42%

(a)
Effective January 1, 2010, we transferred the Transportation Financial Services business from GECAS to CLL and the Consumer business in Italy from Consumer to CLL. Prior-period amounts were reclassified to conform to the current-period’s presentation.

(2)

General Electric Capital Corporation
Condensed Statement of Financial Position

	December 31,	December 31,
(In billions, Unaudited)	2010	2009

Assets
Cash & marketable securities	$77.5	$88.8
Inventories	0.1	0.1
Financing receivables - net	319.3	326.9
Property, plant & equipment - net	53.8	56.5
Goodwill & intangible assets	29.5	31.3
Other assets	92.6	104.0
Assets of businesses held for sale	3.1	0.1
Assets of discontinued operations	5.2	15.1

Total assets	$581.1	$622.8

Liabilities and equity
Borrowings and bank deposits	$465.4	$490.7
Investment contracts, insurance liabilities and insurance annuity benefits	5.8	8.7
Other liabilities	33.3	39.4
Liabilities of businesses held for sale	0.6	0.1
Liabilities of discontinued operations	1.9	8.0
GECC shareowner's equity	72.9	73.7
Noncontrolling interests	1.2	2.2

Total liabilities and equity	$581.1	$622.8

(3)